Exhibit 99.1

MasterCraft Reports Fiscal 2017 Third-Quarter and Year-To-Date

Results

Continued Demand for Performance Sport Boats Drives Gains in Net Sales

VONORE, Tenn. – May 11, 2017 – MasterCraft (NASDAQ: MCFT) today announced financial results for its fiscal 2017 third quarter ended April 2, 2017.

Highlights:

•

Net sales for the third quarter increased to $58.5 million, up 2.6 percent from $57.0 million in the prior-year period, while net sales year-to-date rose to $170.3 million, up 1.2 percent from $168.2 million in the prior-year period.

•
•

Gross margin declined 230 basis points to 25.5 percent for the third quarter, down from 27.8 percent in the prior-year period, and decreased 40 basis points year-to date to 27.6 percent from 28.0 percent in the prior-year period.

•

Net income for the third quarter totaled $2.2 million, down from $4.9 million in the prior-year period. Net income totaled $13.3 million for the year-to-date period, up from $5.4 million in the prior-year period.

•	Diluted earnings per share declined to $0.12 for the third quarter, from $0.26 in the prior-year period, and was up year-to-date to $0.71 per share compared to $0.30 in the prior-year period.
•

Adjusted EBITDA, a non-GAAP measure, decreased for the third quarter to $9.6 million from $10.1 million in the prior-year period and increased year-to-date to $31.9 million from $31.3 million in the prior-year period.

•

Fully diluted pro forma Adjusted net income per share, a non-GAAP measure, declined to $0.28 for the third quarter, versus $0.31 in the prior-year period and grew year-to-date to $0.95 per share compared to $0.94 in the prior-year period.

•	Third-quarter working capital management continued to be outstanding as evidenced by a cash conversion cycle of 4.8 days, improved from 5.4 days in the prior-year period.
•	Exceptionally high retail demand in connection with the company’s winter sales program reduced dealer pipeline inventory, setting the stage for a strong fiscal 2018.
•	MasterCraft settled its patent dispute with Malibu Boats.

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “We were pleased to see strong growth in retail demand during the quarter. Market reception for our recently released XT20 and XT21 has been strong and this series continues to set new industry standards in premium features and towboat performance. For the quarter and year-to-date, we delivered gains in net sales, reduced dealer pipeline inventory, as well as continued to improve on our already outstanding working capital management.”

Third-Quarter Results

Net sales for the third quarter ended April 2, 2017, rose $1.5 million, or 2.6 percent, to $58.5 million from $57.0 million for the prior-year period. The increase reflected a rise in unit sales volume of 40 units, or 5.7 percent, and favorable pricing and product mix, partially offset by the rebates associated with exceptionally high retail demand from our winter sales program.

Gross profit for the third quarter, decreased $0.9 million, or 5.8 percent, to $14.9 million, versus $15.8 million in the prior-year period. Gross margin decreased to 25.5 percent from 27.8 percent for the prior-year period. The decreases resulted from rebates associated with exceptionally high retail demand from our winter sales program, partially offset by price increases and sales of higher content option packages.

Said McNew, “Our winter sales program exceeded our expectations due to several factors.  For the first time, we established nationally advertised pricing on selected models which drove increased traffic to our dealerships. Additional dealer training enhanced tracking of sales leads and improved the dealers’ “close ratio” significantly.  Retail rebates also contributed to the success of retail demand during the quarter. Importantly, all these factors improved our dealer pipeline inventory setting the stage for a strong 2018 fiscal year.”

Selling and marketing expense increased $0.5 million, or 21.2 percent, to $2.7 million for the third quarter ended April 2, 2017, compared to the year-earlier quarter primarily due to the timing of product launch and promotion activities. General and administrative expense totaled $7.9 million versus $6.1 million for the prior-year period. This increase resulted mainly from an increase of $3.9 million for legal and advisory fees related to our litigation with Malibu Boats, which includes a $2.5 million charge to settle the Malibu patent case, partially offset by a $1.1 million reduction in stock-based compensation costs.

Fiscal third-quarter net income totaled $2.2 million, versus $4.9 million in the year-earlier quarter. Adjusted net income was $5.3 million, or $0.28 per share, on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares with adjusted net income of $5.8 million, or $0.31 per share, in the prior-year period.

EBITDA was $5.1 million, compared to $8.4 million in the prior-year period primarily due to increased litigation costs and retail rebates. Adjusted EBITDA margin declined 130 basis points to 16.4 percent, from 17.7 percent in the prior-year period, stemming from the higher retail rebates. Adjusted EBITDA was $9.6 million, a 4.8 percent decrease from $10.1 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of adjusted EBITDA, adjusted EBITDA margin and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Year-To-Date Third-Quarter 2017 Results

Net sales for the fiscal year-to-date period ended April 2, 2017, increased $2.1 million, or 1.2 percent, to $170.3 million from $168.2 million in the prior-year period. The increase was primarily due to price increases, sales of higher content option packages, and an increase in unit volume of 11 units, or 0.5 percent, partially offset by rebates associated with exceptionally high retail demand from our winter sales program.

Gross profit for the year-to-date period ended April 2, 2017 was flat at $47.0 million versus the prior-year period. Gross margin stood at 27.6 percent from 28.0 percent in the prior-year period.

Selling and marketing expense declined $0.4 million, or 5.2 percent, to $7.2 million for the nine-month period. This decrease resulted mainly from reduced spending on the MasterCraft Throwdown event, as well as reductions in selling and marketing expenditures tied to the timing of new product launch and promotion activity. General and administrative expense totaled $16.8 million versus $25.0 million for the prior-year period. This decrease resulted mainly from a $13.0 million decrease in stock-based compensation costs, partially offset by an increase of $5.2 million in legal and advisory fees related to our litigation with Malibu Boats, which includes a $2.5 million charge to settle the Malibu patent case.

Fiscal nine-month year-to-date net income totaled $13.3 million, up from $5.4 million in the prior-year period, reflecting reduced stock-based compensation costs. Adjusted net income increased to $17.8 million, or $0.95 per share, on a pro forma, fully diluted weighted average share count of 18.7 million shares. This compares favorably with adjusted net income of $17.7 million, or $0.94 per share, in the prior-year period.

In December 2016, MasterCraft completed two secondary offerings for a total of 2,995,000 shares of its common stock held by affiliates of Wayzata Investment Partners. No shares were sold by the company in either offering, and the company did not receive any proceeds from the sale of any of the shares. Wayzata Investment Partners has now divested of all outstanding shares of our common stock acquired in connection with the company’s initial public offering.

EBITDA increased to $25.4 million from $13.5 million in the prior-year period. Adjusted EBITDA margin increased 10 basis points to 18.7 percent, from 18.6 percent in the prior-year period. Adjusted EBITDA was $31.9 million, a 2.0 percent increase from $31.3 million in the prior-year period. See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income to the most directly comparable financial measures presented in accordance with GAAP.

Key Milestones

MasterCraft was recently recognized again for its leadership in the towboat category at the Miami International Boat Show garnering its sixth innovation award in seven years. The National Marine Manufacturers Association (NMMA) and Boating Writers International awarded the company for its groundbreaking DockStar Handling System, an exclusive option available on select 2017 MasterCraft boats.  The recently patented DockStar Handling System greatly improves the ability of boat drivers to confidently drive in reverse and more easily navigate tight docks and crowded marinas.

Said McNew, “We’re thrilled to receive yet another innovation award from the NMMA recognizing that MasterCraft products are some of the most innovative in our industry. Our award-winning technologies are why many boat owners choose MasterCraft and the DockStar Handling System is a notable example of how our engineering can benefit consumers. DockStar not only simplifies navigating tight spaces like docks and marinas, it also improves the slow speed handling of MasterCraft boats.”

Litigation Settlement

MasterCraft and Malibu Boats entered into a Settlement Agreement to settle the lawsuits filed by Malibu alleging infringement by MasterCraft of two of Malibu’s patents. Under the terms of the Settlement Agreement, MasterCraft will make a one-time payment of $2.5 million and entered into a license agreement related to certain of Malibu’s patents. The parties agreed to dismiss all claims in the patent litigation.

Said McNew, “We are pleased to have this dispute behind us and look forward to building on MasterCraft’s legacy of award-winning products.  While we felt strongly about our position in this dispute, we know there is significant cost and uncertainty associated with the judicial process, and as a result, we view this settlement as a positive outcome for MasterCraft.  We look forward to MasterCraft’s continued role in advancing our market segment for the benefit of both MasterCraft and the entire industry.”

Outlook

Concluded McNew, “MasterCraft has delivered solid performance and we’re optimistic about prospects for our fiscal 2017 fourth quarter.  Equally important, we continue to deliver best-in-class working capital management, which provides opportunities to enhance shareholder return in a variety of ways and is a hallmark of a well-managed company.”

“Looking ahead, we remain committed to our five-pronged growth strategy: developing new and innovative products; further penetrating the entry-level and mid-line segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For the fiscal year ending June 30, 2017, MasterCraft reiterates its forecast for net sales growth in the low- to mid-single digits and continued growth in Adjusted EBITDA margin with a forecast approaching 19 percent. Net sales growth will result in continued growth in net income, EBITDA and Adjusted net income, despite increased interest expense due to the refinancing completed in the fourth quarter of fiscal 2016.

Conference Call and Webcast Information

MasterCraft will host a live conference call and webcast to discuss fiscal second-quarter results today, May 11, 2017, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 7643288. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 7643288. The audio replay will be available beginning at 8 p.m. ET on Thursday, May 11, 2017, through 11:59 p.m. ET on Thursday, May 25, 2017.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2017 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2017.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2016, and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

Results of Operations for the Three and Nine Months Ended April 2, 2017

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	April 2,	March 27,	April 2,	March 27,
	2017	2016	2017	2016

Net sales	$58,486	$57,030	$170,309	$168,214
Cost of sales	43,561	41,188	123,289	121,168
Gross profit	14,925	15,842	47,020	47,046
Operating expenses:
Selling and marketing	2,678	2,210	7,176	7,569
General and administrative	7,939	6,064	16,808	24,998
Amortization of intangible assets	26	55	80	166
Total operating expenses	10,643	8,329	24,064	32,733
Operating income	4,282	7,513	22,956	14,313
Other expense:
Interest expense	561	82	1,684	1,090
Change in common stock warrant fair value	—	(27)	—	3,374
Income before income tax expense	3,721	7,458	21,272	9,849
Income tax expense	1,480	2,564	8,017	4,408
Net income	$2,241	$4,894	$13,255	$5,441

Earnings per common share:
Basic	$0.12	$0.26	$0.71	$0.31
Diluted	$0.12	$0.26	$0.71	$0.30
Weighted average shares used for computation of:
Basic earnings per share	18,593,296	18,574,887	18,592,680	17,612,492
Diluted earnings per share	18,625,904	18,779,557	18,607,862	18,143,176

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	April 2,	June 30,
	2017	2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,567	$73
Accounts receivable — net of allowances of $122 and $65, respectively	6,666	2,966
Income tax receivable	1,264	5
Inventories	11,886	13,268
Prepaid expenses and other current assets	2,367	1,780
Total current assets	34,750	18,092
Property, plant and equipment — net	13,179	13,826
Intangible assets — net	16,670	16,750
Goodwill	29,593	29,593
Deferred debt issuance costs — net	511	601
Deferred income taxes	224	3,501
Other	80	170
Total assets	$95,007	$82,533
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$13,771	$13,112
Income tax payable	412	1,108
Accrued expenses and other current liabilities	27,378	22,276
Current portion of long term debt, net of unamortized debt issuance costs	4,778	7,885
Total current liabilities	46,339	44,381
Long term debt, net of unamortized debt issuance costs	40,757	44,342
Unrecognized tax positions	2,653	2,189
Total liabilities	89,749	90,912
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,638,509 shares at April 2, 2017 and 18,591,808 shares at June 30, 2016	186	186
Additional paid-in capital	112,757	112,375
Accumulated deficit	(107,685)	(120,940)
Total stockholders' equity (deficit)	5,258	(8,379)
Total liabilities and stockholders' equity (deficit)	$95,007	$82,533

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	April 2,	March 27,	%	April 2,	March 27,	%
	2017	2016	Variance	2017	2015	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	741	701	5.7%	2,090	2,079	0.5%
Net sales	$58,486	$57,030	2.6%	$170,309	$168,214	1.2%
Net sales per unit	$79	$81	(3.0)%	$81	$81	0.7%
Gross margin	25.5%	27.8%		27.6%	28.0%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the company’s initial public offering and follow on offering and our stock-based compensation. We define Adjusted net income as net (loss) income adjusted to eliminate certain non-cash charges and other items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the company’s initial public offering and follow-on offering, our stock-based compensation and an adjustment for income tax expense at a normalized annual effective tax rate. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net (loss) income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures. We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our ongoing operations. Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of Adjusted EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016
	(Unaudited)
	(Dollars in thousands)
Net income	$2,241	$4,894	$13,255	$5,441
Income tax expense	1,480	2,564	8,017	4,408
Interest expense	561	82	1,684	1,090
Depreciation and amortization	821	878	2,442	2,545
EBITDA	5,103	8,418	25,398	13,484
Change in common stock warrant fair value(a)	—	(27)	—	3,374
Transaction expense(b)	4	—	63	124
Litigation charge(c)	4,295	397	5,948	773
Stock-based compensation	215	1,310	520	13,539
Adjusted EBITDA	$9,617	$10,098	$31,929	$31,294
Adjusted EBITDA margin(d)	16.4%	17.7%	18.7%	18.6%

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses associated with our secondary offering, follow-on offering and initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which includes settling the Malibu patent case.
(d)	We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

The following table sets forth a reconciliation of Adjusted net income to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 2, 2017	March 27, 2016	April 2, 2017	March 27, 2016
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)
Net income	$2,241	$4,894	$13,255	$5,441
Income tax expense	1,480	2,564	8,017	4,408
Change in common stock warrant fair value(a)	-	(27)	-	3,374
Transaction expense(b)	4	-	63	124
Litigation charge(c)	4,295	397	5,948	773
Stock-based compensation	215	1,310	520	13,539
Adjusted net income before income taxes	8,235	9,138	27,803	27,659
Adjusted income tax expense(d)	2,965	3,290	10,009	9,957
Adjusted net income	$5,270	$5,848	$17,794	$17,702

Pro-forma Adjusted net income per common share
Basic	$0.28	$0.32	$0.96	$0.97
Diluted	$0.28	$0.31	$0.95	$0.94
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(e)	18,593,296	18,546,346	18,593,296	18,181,071
Diluted Adjusted net income per share(e)	18,722,582	18,603,487	18,704,546	18,832,561

(a)	Represents non-cash expense related to changes in the fair market value of our common stock warrant.
(b)	Represents fees and expenses associated with our secondary offering, follow-on offering and initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC, which includes settling the Malibu patent case.
(d)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0 percent for the periods presented.
(e)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to the 45,213 shares of restricted stock awards, the 42,586 performance stock units granted under the 2015 Incentive Award Plan during the three months ended April 2, 2017 and 41,487 shares for the dilutive effect of stock options.  The average of the prior quarters is used for computation of the nine month ended periods.

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